THERMOELASTIC TECHNOLOGIES, INC.
                                 AND SUBSIDIARY
                        CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2002 AND 2001

                                TABLE OF CONTENTS

                                                                        Page No.
                                                                        --------

INDEPENDENT ACCOUNTANTS' REVIEW REPORT.................................      1

FINANCIAL STATEMENTS

      Consolidated Balance Sheets......................................      2

      Consolidated Statements of Comprehensive (Loss)..................      3

      Consolidated Statements of Operations............................      4

      Consolidated Statement of Stockholders' (Deficit)................      5

      Consolidated Statements of Cash Flows............................     6-7

      Notes to Financial Statements....................................     8-17

                     INDEPENDENT ACCOUNTANTS' REVIEW REPORT

To the Board of Directors and Stockholders
ThermoElastic Technologies, Inc. and Subsidiary

We have reviewed the accompanying consolidated balance sheet of ThermoElastic Technologies, Inc. and Subsidiary as of March 31, 2002 and the related statements of comprehensive (loss), operations, stockholders' (deficit) and cash flows for the six months ended March 31, 2002 and 2001, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information include in these financial statements is the representation of the management of ThermoElastic Technologies, Inc. and Subsidiary.

A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 13 to the financial statements, the Company has incurred significant losses, has negative working capital and needs additional capital to finance its operations. These conditions raise uncertainty about its ability to continue as a going concern. Management's plans regarding these matters are described in Note 13. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

We have audited, in accordance with auditing standards generally accepted in the United States of America, the balance sheet of ThermoElastic Technologies, Inc. and Subsidiary as of September 30, 2001 and the related statements of comprehensive (loss), operations, stockholders' (deficit) and cash flows for the year then ended (not presented herein); and in our report dated December 26, 200l, we expressed an unqualified opinion on those financial statements, with an additional comment that there were conditions which raised substantial doubt about the Company's ability to continue as a going concern. In our opinion, the information set forth in the accompanying balance sheet as of September 30, 2001 is fairly stated in all material respects in relation to the balance sheet from which it has been derived.


Moffitt & Company, P.C.
Scottsdale, Arizona

May 9, 2002

                 THERMOELASTIC TECHNOLOGIES, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                      MARCH 31, 2002 and SEPTEMBER 30, 2001

                                     ASSETS

                                                   March 31,  September 30,
                                                      2002       2001
                                                  (Unaudited)  (Audited)
                                                    --------   --------

CURRENT ASSETS
    Cash and cash equivalents                       $    347   $    974
    Accounts receivables                              30,385     13,502
    Inventory                                          6,409      6,409
    Prepaid expenses                                  44,839    247,647
                                                    --------   --------

           TOTAL CURRENT ASSETS                       81,980    268,532
                                                    --------   --------

OFFICE FURNITURE AND COMPUTERS
    Cost                                               3,679      3,679
        Less accumulated depreciation                  2,066      1,887
                                                    --------   --------

           NET PROPERTY AND EQUIPMENT                  1,613      1,792
                                                    --------   --------

OTHER ASSETS
    Product rights
        Bitem, cost less accumulated amortization    244,318    250,000
        Disifin, cost                                 75,000     75,000
                                                    --------   --------

           TOTAL OTHER ASSETS                        319,318    325,000
                                                    --------   --------

           TOTAL ASSETS                             $402,911   $595,324
                                                    ========   ========

                     LIABILITIES AND STOCKHOLDERS' (DEFICIT)

                                                         March 31,    September 30,
                                                           2002           2001
                                                        (Unaudited)     (Audited)
                                                        -----------    -----------
CURRENT LIABILITIES
     Accounts payable
        Trade                                           $   149,244    $   183,203
        Related entities                                    204,744        210,051
     Accrued liabilities                                     81,680         21,170
     Loans payable                                                0        117,075
     Product rights payable                                 125,000        125,000
                                                        -----------    -----------

          TOTAL CURRENT LIABILITIES                         560,668        656,499
                                                        -----------    -----------

CONTINGENCIES                                                     0              0
                                                        -----------    -----------

STOCKHOLDERS' (DEFICIT)
     Preferred stock, par value $.0001 per share
          Authorized 20,000,000 shares
          0 shares issued and outstanding
     Common stock, par value $.0001 per share
          Authorized 100,000,000 shares
          Issued and outstanding
               March 31, 2002 - 64,747,414                    6,475              0
               September 30, 2001 - 22,201,164 shares             0          2,220
     Paid-in capital in excess of par value of stock      5,166,909      2,154,990
     Deficit accumulated during the development stage             0     (2,208,925)
     Accumulated deficit                                 (5,327,015)             0
     Accumulated other comprehensive (loss)
        (Primarily cumulative translation adjustment)        (4,126)        (9,460)
                                                        -----------    -----------

          TOTAL STOCKHOLDERS' (DEFICIT)                    (157,757)       (61,175)
                                                        -----------    -----------

          TOTAL LIABILITIES AND
              STOCKHOLDERS' (DEFICIT)                   $   402,911    $   595,324
                                                        ===========    ===========

       See Accompanying Notes and Independent Accountants' Review Report.

                 THERMOELASTIC TECHNOLOGIES, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS)
        FOR THE THREE MONTHS AND SIX MONTHS ENDED MARCH 31, 2002 AND 2001
                                   (UNAUDITED)

                                                    Three Months                 Six Months
                                                   Ended March 31,             Ended March 31,
                                                ----------------------    ------------------------
                                                  2002         2001          2002          2001
                                                ---------    ---------    -----------    ---------
NET (LOSS)                                      $(211,558)   $(380,585)   $(3,118,090)   $(544,153)

OTHER COMPREHENSIVE
    INCOME (LOSS)

    Foreign currency translations adjustments          94       (6,154)         5,334       (1,790)
                                                ---------    ---------    -----------    ---------

NET COMPREHENSIVE (LOSS)                        $(211,464)   $(386,739)   $(3,112,756)   $(545,943)
                                                =========    =========    ===========    =========

       See Accompanying Notes and Independent Accountants' Review Report.

                 THERMOELASTIC TECHNOLOGIES, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
        FOR THE THREE MONTHS AND SIX MONTHS ENDED MARCH 31, 2002 AND 2001
                                   (UNAUDITED)

                                                        Three Months                     Six Months
                                                       Ended March 31,                 Ended March 31,
                                                 ----------------------------    ----------------------------
                                                    2002            2001            2002            2001
                                                 ------------    ------------    ------------    ------------

REVENUE                                          $     24,540    $        751    $     25,040    $        951

COSTS OF SALES                                          4,855             116           4,976             348
                                                 ------------    ------------    ------------    ------------

     GROSS PROFIT                                      19,685             635          20,064             603
                                                 ------------    ------------    ------------    ------------

EXPENSES
     Research, development and consulting fees        159,633         300,613       2,889,361         432,393
     General and administrative                        71,610          80,607         248,793         112,363
                                                 ------------    ------------    ------------    ------------

     TOTAL EXPENSES                                   231,243         381,220       3,138,154         544,756
                                                 ------------    ------------    ------------    ------------

NET (LOSS)                                       $   (211,558)   $   (380,585)   $ (3,118,090)   $   (544,153)
                                                 ============    ============    ============    ============

NET (LOSS) PER COMMON SHARE

     Basic and Diluted                           $       (.00)   $       (.02)   $       (.06)   $       (.03)
                                                 ============    ============    ============    ============

WEIGHTED AVERAGE NUMBER OF
    COMMON SHARES OUTSTANDING,

     Basic and Diluted                             55,380,298      17,858,997      55,380,298      17,858,997
                                                 ============    ============    ============    ============

       See Accompanying Notes and Independent Accountants' Review Report.

                 THERMOELASTIC TECHNOLOGIES, INC. AND SUBSIDIARY
                CONSOLIDATED STATEMENT OF STOCKHOLDERS' (DEFICIT)
                                 MARCH 31, 2002
                                   (UNAUDITED)

                                         Preferred Stock             Common Stock
                                     -----------------------   -----------------------
                                       Shares       Amounts      Shares       Amount
                                     ----------   ----------   ----------   ----------
BALANCE, OCTOBER 1, 2001                      0   $        0   22,201,164   $    2,220

TRANSFER DEFICIT ACCUMULATED
   DURING THE DEVELOPMENT STAGE
   TO ACCUMULATED DEFICIT                     0            0            0            0

COMMON STOCK ISSUED FOR:
     Services                                 0            0   35,910,850        3,592
     Interest                                 0            0    3,050,900          305
     Accounts payable                         0            0      750,000           75
     Notes payable                            0            0    2,784,500          278
     Cash                                     0            0       50,000            5

FOREIGN CURRENCY TRANSLATION
     ADJUSTMENT FOR THE SIX MONTHS
          ENDED MARCH 31, 2002

NET (LOSS) FOR THE SIX MONTHS
    ENDED MARCH 31, 2002                      0            0            0            0
                                     ----------   ----------   ----------   ----------

BALANCE, MARCH 31, 2002                       0   $        0   64,747,414   $    6,475
                                     ==========   ==========   ==========   ==========

                                                        Deficit
                                    Paid-In Capital   Accumulated                    Accumulated
                                     In Excess of      During The                       Other
                                      Par Value       Development    Accumulated    Comprehensive
                                       Of Stock          Stage         Deficit          (Loss)          Total
                                    ---------------   -----------    -----------    -------------    -----------
BALANCE, OCTOBER 1, 2001              $ 2,154,990     $(2,208,925)   $         0     $    (9,460)    $   (61,175)

TRANSFER DEFICIT ACCUMULATED
   DURING THE DEVELOPMENT STAGE
   TO ACCUMULATED DEFICIT                       0       2,208,925     (2,208,925)              0               0

COMMON STOCK ISSUED FOR:
     Services                           2,670,812               0              0               0       2,674,404
     Interest                             152,240               0              0               0         152,545
     Accounts payable                     158,912               0              0               0         158,987
     Notes payable                         19,960               0              0               0          20,238
     Cash                                   9,995               0              0               0          10,000

FOREIGN CURRENCY TRANSLATION
     ADJUSTMENT FOR THE SIX MONTHS
          ENDED MARCH 31, 2002                  0               0              0           5,334           5,334

NET (LOSS) FOR THE SIX MONTHS
    ENDED MARCH 31, 2002                        0               0     (3,118,090)              0      (3,118,090)
                                      -----------     -----------    -----------     -----------     -----------

BALANCE, MARCH 31, 2002               $ 5,166,909     $         0    $(5,327,015)    $    (4,126)    $  (157,757)
                                      ===========     ===========    ===========     ===========     ===========

       See Accompanying Notes and Independent Accountants' Review Report.

                 THERMOELASTIC TECHNOLOGIES, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE SIX MONTHS ENDED MARCH 31, 2002 AND 2001
                                   (UNAUDITED)

                                                              Six Months Ended
                                                                  March 31,
                                                         --------------------------
                                                            2002            2001
                                                         -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net (loss)                                          $(3,118,090)   $  (544,153)
     Adjustments to reconcile net (loss)
       to net cash (used) by operating activities:
         Depreciation                                            179            346
         Amortization                                          5,682              0
         Fair value of rent                                        0              0
         Common stock issued for services and interest     2,826,949        570,000
     Changes in operating assets and liabilities:
         Accounts receivable                                 (16,883)          (784)
         Travel advances                                           0          1,000
         Prepaid expenses                                    202,808       (445,185)
         Accounts payable                                        734        376,690
         Accrued liabilities                                  60,510        (12,093)
                                                         -----------    -----------

          NET CASH (USED) BY OPERATING ACTIVITIES            (38,111)       (54,179)
                                                         -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of product rights                                    0        (25,000)
     Purchase of property and equipment                            0              0
                                                         -----------    -----------

          NET CASH (USED) BY INVESTING ACTIVITIES                  0        (25,000)
                                                         -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Issuance of common stock                                 10,000         45,500
     Proceeds from loans payable                              22,150         35,000
                                                         -----------    -----------

        NET CASH PROVIDED BY FINANCING ACTIVITIES             32,150         80,500
                                                         -----------    -----------

EFFECT OF EXCHANGE RATE CHANGES ON CASH                        5,334         (1,790)
                                                         -----------    -----------

       See Accompanying Notes and Independent Accountants' Review Report.

                 THERMOELASTIC TECHNOLOGIES, INC. AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
               FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001
                                   (UNAUDITED)

                                                                          Six Months Ended
                                                                              March 31,
                                                                      --------------------------
                                                                         2002           2001
                                                                      -----------    -----------
NET (DECREASE) IN CASH                                                $      (627)   $      (469)

CASH AT BEGINNING OF PERIOD                                                   974            805
                                                                      -----------    -----------

CASH AT END OF PERIOD                                                 $       347    $       336
                                                                      ===========    ===========

SUPPLEMENTAL DISCLOSURE OF
     CASH FLOW INFORMATION

        Cash paid for interest                                        $         0    $       197
                                                                      ===========    ===========

        Cash paid for taxes                                           $         0    $         0
                                                                      ===========    ===========

SCHEDULE OF NON-CASH INVESTING
    AND FINANCING ACTIVITIES

        Common stock issued for services                              $ 2,674,404    $   575,200
                                                                      ===========    ===========

        Common stock issued for interest                              $   152,545    $         0
                                                                      ===========    ===========

        Common stock issued for accounts and notes payable            $   179,225    $         0
                                                                      ===========    ===========

        Purchase of product rights through issuance of common stock   $         0    $    20,000
                                                                      ===========    ===========

        Fair value of office rent donated by stockholders             $         0    $     1,358
                                                                      ===========    ===========

       See Accompanying Notes and Independent Accountants' Review Report.

                 THERMOELASTIC TECHNOLOGIES, INC. AND SUBSIDIARY
                          NOTES TO FINANCIAL STATEMENTS
                             MARCH 31, 2002 AND 2001
                                   (UNAUDITED)

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Nature of Business and History of Company

      On January 30, 1995, the Company was organized under the name of L.P.R. Cybertek to engage in any lawful corporate undertaking, including, but not limited to, select mergers and acquisitions. On July 15, 1999, the Company entered into a merger agreement with ThermoElastic Technologies, Inc. whereby ThermoElastic Technologies, Inc. was merged into L.P.R. Cybertek and L.P.R. Cybertek's name was then changed to ThermoElastic Technologies, Inc.

      The Company markets and distributes a new generation acrylic known as Biocompatible Intraoral Elastic Material (BITEM) which is sold to dental related businesses and other allied fields throughout the world.

      The Company also purchased the rights to distribute Disifin in the United States and Canada. Disifin is a solid cleaning product used as a disinfectant in the medical, dental and food processing industries.

      On June 14, 1999, the Company organized ThermoElastic Technologies (Canada), Inc., a 100% owned Canadian subsidiary. As of March 31, 2002, the subsidiary was inactive and no financial activities have taken place in the subsidiary.

      Principles of Consolidation

      The consolidated financial statements include the accounts of ThermoElastic Technologies, Inc. and its wholly owned subsidiary ThermoElastic Technologies (Canada), Inc.

      There were no inter-company transactions between the companies.

      Cash and Cash Equivalents

      For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

      Accounts Receivable

      Accounts receivable are reported at the customers' outstanding balances less any allowance for doubtful accounts.

       See Accompanying Notes and Independent Accountants' Review Report.

                 THERMOELASTIC TECHNOLOGIES, INC. AND SUBSIDIARY
                          NOTES TO FINANCIAL STATEMENTS
                             MARCH 31, 2002 AND 2001
                                   (UNAUDITED)

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      Allowance for Doubtful Accounts

      The allowance for doubtful accounts on account receivables is charged to income in amounts sufficient to maintain the allowance for uncollectible accounts at a level management believes is adequate to cover any possible losses. At March 31, 2002, management believes all accounts are collectible.

      Inventory

      Inventory is stated at the lower of cost (determined on the first-in, first-out-method) or market.

      Property and Equipment

      Property and equipment are stated at cost. Major renewals and improvements are charged to the asset accounts while replacements, maintenance and repairs, which do not improve or extend the lives of respective assets, are expensed. At the time property and equipment are retired or otherwise disposed of, the assets and related depreciation accounts are relieved of the applicable amounts. Gains or losses from retirements or sales are credited or charged to income.

      The Company depreciates its property and equipment for financial reporting purposes using the accelerated methods based upon an estimated useful life of five years.

      Accounting Estimates

      Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used.

      Revenue Recognition

      The Company recognizes revenue from product sales when the goods are shipped and title passes to customers.

      Income Taxes

      Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax basis of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are

      See Accompanying Notes and Independent Accountants' Review Report.

                 THERMOELASTIC TECHNOLOGIES, INC. AND SUBSIDIARY
                          NOTES TO FINANCIAL STATEMENTS
                             MARCH 31, 2002 AND 2001
                                   (UNAUDITED)

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      Income Taxes

      included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB Statement No. 109, Accounting for Income Taxes. As changes in tax laws or rate are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

      Net (Loss) Per Share

      The Company adopted Statement of Financial Accounting Standards No. 128 that require the reporting of both basic and diluted earnings (loss) per share. Basic earnings (loss) per share is computed by dividing net income
      (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. In accordance with FASB 128, any anti-dilutive effects on net loss per share are excluded.

      Disclosure About Fair Value of Financial Instruments

      The Company estimates that the fair value of all financial instruments at March 31, 2002 and September 30, 2001, as defined in FASB 107, does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgement is required in interpreting market data to develop the estimates of fair value, and accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

      Long-Lived Assets

      Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, " requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate.

      The Company assesses recoverability of the carrying value of an asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset's carrying value and fair value. This standard did not have a material effect on the Company's results of operations, cash flows or financial position.

      See Accompanying Notes and Independent Accountants' Review Report.

                 THERMOELASTIC TECHNOLOGIES, INC. AND SUBSIDIARY
                          NOTES TO FINANCIAL STATEMENTS
                             MARCH 31, 2002 AND 2001
                                   (UNAUDITED)

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      Foreign Currency Translation

      The financial statements of the Company are measured using the local currency as the functional currency. Assets and liabilities of these companies are translated at exchange rates as of the balance sheet date or historical acquisition date, depending on the nature of the account. Revenues and expenses are translated at average rates of exchange in effect during the year. The resulting cumulative translation adjustments have been recorded as a separate component of stockholders' equity. Foreign currency transaction gains and losses, which are immaterial, are included in consolidated net income. The financial statements are presented in United States of America dollars.

NOTE 2 DEVELOPMENT STAGE OPERATIONS

      As of December 31, 2001, the Company was in the development stage of operations. According to the Financial Accounting Standards Board of the Financial Accounting Foundation, a development stage company is defined as a company that devotes most of its activities to establishing a new business activity. In addition, planned principal activities have not commenced, or have commenced and have not yet produced significant revenue.

      As of January 1, 2002, the Company ceased being a development stage company as it received all governmental approvals for selling the BITEM product.

NOTE 3 PREPAID EXPENSES

      The Company expenses consulting fees and insurance over the life of the consulting agreement and the policy year on insurance policies. A summary of the prepaid expenses as of March 31, 2002 is as follows:

      Consulting fees                                 $  42,470
      Insurance                                           2,369
                                                      ---------

                                                      $  44,839
                                                      =========

NOTE 4 PROPERTY RIGHTS

      BITEM

      The Company has entered into an exclusive agreement with Apple Dental Ventures (a related entity) to acquire the rights and related privileges to manufacture, market, distribute and sell by retail, wholesale or any other method, the "BITEM" products. These products are protected by U.S., Canadian and European patents, and all divisional patents for non-dental applications, along with improvements, variations and changes to these patents for the entire world.

      See Accompanying Notes and Independent Accountants' Review Report.

                 THERMOELASTIC TECHNOLOGIES, INC. AND SUBSIDIARY
                          NOTES TO FINANCIAL STATEMENTS
                             MARCH 31, 2002 AND 2001
                                   (UNAUDITED)

NOTE 4 PROPERTY RIGHTS (CONTINUED)

      BITEM (CONTINUED)

      The license agreement has been capitalized at a cost of $250,000. Payments for the license agreement are $50,000 at the time of initial funding, $20,000 in common stock, three payments of $35,000 every 2 months, and $75,000 at the end of one year. At March 31, 2002, $75,000 remained in product rights payable.

      In accordance with FASB 142, the Company is amortizing the product costs over an eleven year period which is the estimated remaining life of the patent.

      A summary of the product cost and amortization as of March 31, 2002 is as follows:

                  Cost                                            $ 250,000
                  Accumulated Amortization                            5,682
                                                                  ---------

                  Net Cost                                        $ 244,318
                                                                  =========

      Amortization for the six months ended March 31, 2002 is $5,682.

      The estimated amortization for each of the five succeeding years is:

                  March 31, 2003                                $    22,727
                  March 31, 2004                                     22,727
                  March 31, 2005                                     22,727
                  March 31, 2006                                     22,727
                  Thereafter                                        153,410
                                                                -----------

                                                                $   244,318
                                                                -----------

      DISIFIN

      The Company obtained an exclusive agreement with a German manufacturer to distribute the Disifin products in the United States of America and Canada. The Company is required to perform the following during the duration of the agreement:

      See Accompanying Notes and Independent Accountants' Review Report.

                 THERMOELASTIC TECHNOLOGIES, INC. AND SUBSIDIARY
                          NOTES TO FINANCIAL STATEMENTS
                             MARCH 31, 2002 AND 2001
                                   (UNAUDITED)

NOTE 4 PROPERTY RIGHTS (CONTINUED)

      DISIFIN (CONTINUED)

            1.    Purchase all products from the manufacturer.

            2.    Sell all manufacturer's products.

            3.    Sell minimum fixed quantities for each year of the agreement.

            4. Establish and maintain a depot with a complete range of contractual products.

            5. Maintain an appropriate after-sales and repair service for the contractual products.

            6.    Renegotiate prices yearly.

      The contract is for an unlimited period of time and can be terminated by either party within a term of two years.

NOTE 5 ACCOUNTS PAYABLE, RELATED ENTITIES

      The Company is related to the following entities through common officer positions and stock ownership:

                  Howard Kerbel                                       $   51,453
                  Gritell International Limited                          143,251
                  Other                                                   10,040
                                                                      ----------

                                                                      $  204,744
                                                                      ==========

NOTE 6 INTEREST

      Interest expense for the six months ended March 31, 2002 was $1,532,720.

      See Accompanying Notes and Independent Accountants' Review Report.

                 THERMOELASTIC TECHNOLOGIES, INC. AND SUBSIDIARY
                          NOTES TO FINANCIAL STATEMENTS
                             MARCH 31, 2002 AND 2001
                                   (UNAUDITED)

NOTE 7 INCOME TAXES

      Significant components of the Company's deferred tax assets are as follows at March 31, 2002:

                  Deferred tax assets:

                        Net operating loss carryforward      $1,032,500

                        Less valuation allowance              1,032,500
                                                             ----------

                        Net deferred tax assets              $        0
                                                             ==========

                  A reconciliation of the valuation
                        allowance is as follows:

                        Balance, October 1, 2001             $  408,000

                        Addition to the allowance for the
                           six months ended March 31, 2002      624,500
                                                             ----------

                        Balance, March 31, 2002              $1,032,500
                                                             ==========

NOTE 8 PREFERRED STOCK

      The preferred stock is non-voting and non-participating.

NOTE 9 STOCK OPTIONS

      The Company has the following stock options outstanding as of March 31, 2002.

                                                                     Option
                                                       Shares         Price
                                                     ----------   --------------

            Apple Dental Ventures                       100,000   $   0.0001
                                                                  Per share

            Vista Development Ltd - Advisory Board       25,000   50% of current
                                                                  market price

            Mel Levine                                  500,000   $     0.05

            Mel Levine                                  665,000   $     0.10
                                                     ----------

                                                      1,290,000
                                                     ==========

      See Accompanying Notes and Independent Accountants' Review Report.

                 THERMOELASTIC TECHNOLOGIES, INC. AND SUBSIDIARY
                          NOTES TO FINANCIAL STATEMENTS
                             MARCH 31, 2002 AND 2001
                                   (UNAUDITED)

NOTE 10 STOCK WARRANTS

      The Company has the following warrants outstanding as of December 31, 2001:

                                 Number             Expiration
      Series       Price        of Shares              Date
      ------       -----        ---------           -----------

        A         $  2.00        666,400        December 31, 2001
        B         $  3.00        666,400        December 31, 2001

      The Company is negotiating the extension of the expiration dates on the warrants.

      The Company may redeem the warrants at $.01 per warrant.

NOTE 11 NET OPERATING LOSS CARRYFORWARDS

      The Company has the following net operating loss carryforwards:

          Tax Year                          Amount         Expiration Date
          --------                          ------         ---------------

      December 31, 1995                 $       8,396            2010
      December 31, 1996                         6,821            2011
      December 31, 1997                           381            2012
      September 30, 1998                        6,439            2018
      September 30, 1999                      479,900            2019
      September 30, 2000                      707,842            2020
      September 30, 2001                      834,007            2021
      March 31, 2002                        3,118,090            2022
                                        -------------

                                        $   5,161,876
                                        =============

NOTE 12 CONTINGENCIES

      In the Company's contracts with Gritell International Limited and Trilock Financial Corporation, the Company agreed to reimburse Gritell International Limited and Trilock Financial Corporation for any income taxes that might accrue to them on the compensation they receive. The amount of the tax, if any, is not known and the Company has not accrued any liability for these contingencies.

      See Accompanying Notes and Independent Accountants' Review Report.

                 THERMOELASTIC TECHNOLOGIES, INC. AND SUBSIDIARY
                          NOTES TO FINANCIAL STATEMENTS
                             MARCH 31, 2002 AND 2001
                                   (UNAUDITED)

NOTE 13 GOING CONCERN

      These financial statements are presented on the basis that the Company is a going concern. Going concern contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time. The Company, has incurred significant losses, has negative working capital and needs additional capital to finance its operations. These conditions raise uncertainty about its ability to continue as a going concern.

      Management's plans regarding the going concern situation include, but are not limited to, seeking additional capital from private or public sources.

NOTE 14 CONCENTRATION OF RISK

      Sales - BITEM

      The Company has two customers that account for the majority of its sales.

      Purchases - BITEM

      The Company has one supplier for its product and one packager for the products.

NOTE 15 SUBSEQUENT EVENTS

      Authorized Stock

      On April 11, 2002, the Company increased its authorized common stock to 1,000,000,000 of which 20,000,000 is preferred stock and 980,000,000 is common stock.

      Consulting Stock Plans 2002

      On April 25, 2002, the Company registered 40,000,000 shares of common stock with the United States Securities and Exchange Commission for the purpose of issuing common stock to consultants.

      Consulting Agreements

      On April 23, 2002, the Company entered into the following consulting agreements:

                                     Vincent                      Paul
                                     Barone                      Munnick
                                     -------                     -------

      a.  Compensation             35,000,000                  40,000,000
                                   shares of                   shares of
                                   common stock                common stock

      See Accompanying Notes and Independent Accountants' Review Report.

                 THERMOELASTIC TECHNOLOGIES, INC. AND SUBSIDIARY
                          NOTES TO FINANCIAL STATEMENTS
                             MARCH 31, 2002 AND 2001
                                   (UNAUDITED)

NOTE 15 SUBSEQUENT EVENTS (CONTINUED)

      Consulting Agreements (Continued)

                                     Vincent                      Paul
                                     Barone                      Munnick
                                     -------                     -------
      b.  Term                     April 23, 2002              April 23, 2002
                                   to April 23, 2004           April 30, 2003

      Sale of Common Stock

      On April 29, 2002, the Company issued 50,000,000 shares of common stock for $125,000 cash.

NOTE 16 UNAUDITED FINANCIAL INFORMATION

      The accompanying financial information as of March 31, 2002 is unaudited. In management's opinion, such information includes all normal recurring entries necessary to make the financial information not misleading.

      See Accompanying Notes and Independent Accountants' Review Report.